Exhibit 99.2

Editorial Contact:	Kevin G. Lowery
Alcoa Inc.
412-553-1424

Alcoa Appoints Two New Directors; Stan O’Neal and Michael G. Morris to Join Company Board of Directors

New York, January 18, 2008 – Alcoa announced today that the board of directors has appointed Stan O’Neal, 56, former chairman and CEO of Merrill Lynch, and Michael G. Morris, 60, Chairman, President and CEO of American Electric Power Company, one of the largest electric utilities in the United States, to its board of directors. The appointments are effective immediately.

“I am pleased that both Stan and Mike are joining Alcoa’s board. Stan is a straightforward leader who focused on improving the operations of the business during his tenure at Merrill as part of his broader strategic vision for the firm. Mike’s stature and experience in the energy industry will serve Alcoa well as we continue our primary products growth strategy,” said Alcoa Chairman and CEO Alain Belda.

Biographical information follows:

Stan O’Neal

Stan O’Neal is the former Chairman and Chief Executive Officer of Merrill Lynch, the world’s largest brokerage firm, with offices in 38 countries and territories and total client assets of almost $2.0 trillion. Mr. O’Neal became Merrill’s chief executive in 2002 and was elected chairman of Merrill Lynch in 2003, serving in both positions until October 2007.

Mr. O’Neal worked for Merrill Lynch for 21 years. He was named president and chief operating officer in 2001 and before that was president of the brokerage firm’s U.S. Private Client group. He served as executive vice president and chief financial officer of Merrill Lynch from 1998 until 2000 and also held the position of executive vice president and co-head of the Corporate and Institutional Client Group for one year starting in 1997. Previously, Mr. O’Neal had been in charge of Capital Markets and a managing director in investment banking, heading the financing services group, which included the high yield finance, restructuring, real estate, project and lease finance, and equity private placement groups.

Before joining Merrill Lynch, Mr. O’Neal was employed at General Motors Corporation where he held a number of financial positions of increasing responsibility, including general assistant treasurer, responsible for mergers, acquisitions and domestic financing activities.

Mr. O’Neal received a master’s of business administration with distinction in Finance from Harvard University and is a graduate of Kettering University (formerly General Motors Institute). He served on General Motor’s Board of Directors from 2001-2006.

Michael G. Morris

Michael Morris is Chairman, President and Chief Executive Officer of American Electric Power, one of the nation’s largest electric utilities delivering electricity to more than 5 million customers in 11 states. AEP owns more than 38,000 megawatts of generating capacity in the U.S., making it among the largest generators of electricity in the country. It also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. Mr. Morris has extensive experience in the gas and energy industry, having served in senior executive positions for various companies over the past 30 years.

Before joining AEP, he was chairman, president and CEO of Northeast Utilities System, New England’s largest utility system, from 1997 to 2003. He led the company during the $1.3 billion sale of the Millstone Station Nuclear plant in 2001, a $679 million merger with Yankee Energy System Inc., and the acquisition of Connecticut Valley Electric Co. Previously, he was at integrated energy company CMS Energy for nine years, where he served as president and CEO of Consumers Energy, its principal subsidiary and one of the nation’s largest combination electric and natural gas utilities. Earlier in his career, he was president of Colorado Interstate Gas Co. and executive vice president of ANR Pipeline, a large interstate natural gas pipeline system in the U.S.

Mr. Morris is a member of the board of directors of Cincinnati Bell Inc. and The Hartford Financial Services Group, Inc. He received a law degree, cum laude, from the Detroit College of Law and both a bachelor’s and master’s degree in Biology from Eastern Michigan University.

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, through its growing position in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components including flat-rolled products, hard alloy extrusions, and forgings, Alcoa also markets Alcoa® wheels, fastening systems, precision and investment castings, structures and building systems. The Company has 107,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com